Exhibit 10.13

PRIVATE & CONFIDENTIAL

Dr Frank Armstrong

[**]

21 November 2012

Dear Frank

Non-Executive Directorship - Letter of Appointment

Summit Corporation plc (the “Company”) hereby appoints you as a non-executive director of the Company. This letter confirms the main terms and conditions of your appointment to this office.

1.	Your appointment as non-executive director shall take effect from 21 November 2012 (the “Effective Date”) and will continue until terminated by mutual agreement of the parties or by either party giving written notice to the other, such notice to be effective immediately. For the avoidance of doubt, your appointment shall also be subject to the Articles of Association of the Company from time to time in force (including without limitation any provisions requiring that all directors retire and seek re-election at each AGM or for one third of the directors to retire by rotation and seek re-election at each AGM, with each director being subject to re-election at intervals of not more than three years) as well as the provisions of applicable legislation including the Companies Acts.

2.	You undertake that in performing any of your duties for the Company pursuant to the terms of this letter, you will not be in breach of any agreement with a third party (written or oral) or other obligation binding on you.

3.	Your appointment will terminate forthwith without any entitlement to compensation (save as regard any unpaid fees accrued up to the date of such termination) if:

3.1	you are not reappointed as a director of the Company at its next Annual General Meeting; or

3.2	you are removed as a director by resolution passed at a General Meeting or otherwise as permitted by law; or

3.3	you cease to be a director by reason of your vacating office pursuant to any provision of the Company’s Articles of Association; or

3.4	you fail to be re-appointed following retirement by rotation pursuant to the Company’s Articles of Association; or

3.5	you are adjudged bankrupt or enter into any composition or arrangement with or for the benefit of your creditors including a voluntary arrangement under the Insolvency Act 1986; or

3.6	you are guilty of any misconduct or commit any serious or persistent breach of any of your obligations to the Company or any Group Company; or

3.7	you infringe the Bribery Act 2010 or any Company or Group policy or procedure relating to bribery and/or corruption or any rules or regulations imposed by any regulatory or other external authority (including the UK Listing Authority) or professional body applicable to your employment or which regulate the performance of your duties, or any code of practice issued by the Company, or you fail to possess any qualification or meet any condition or requirement laid down by any applicable regulatory authority professional body or legislation; or

3.8	you are guilty of any conduct tending in the reasonable opinion of the Board to bring yourself or the Company or any Group Company into disrepute; or

3.9	you are or become incapacitated from any cause whatsoever from efficiently performing your duties hereunder for 90 days in aggregate in any period of 12 months; or

3.10	you shall be or become prohibited by law from being a director.

4.	You will forthwith resign as a director of the Company upon the expiry or termination of this Agreement howsoever arising. You hereby irrevocably appoint any other director of the Company from time to time to be your attorney to execute any documents and do anything in your name to effect your resignation as a director of the Company should you fail to so resign.

5.	Non-executive directors have the same general legal responsibilities to the Company as any other director. The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company’s affairs. The Board:

5.1	provides entrepreneurial leadership of the Company within a framework of prudent and effective controls which enables risk to be assessed and managed;

5.2	sets the Company’s strategic aims, ensures that the necessary financial and human resources are in place for the Company to meet its objectives, and reviews management performance; and

5.3	sets the Company’s values and standards and ensures that its obligations to its shareholders and others are understood and met.

6.	In addition to these requirements of all directors, the role of the non-executive has the following key elements as recommended following the Higgs review:

6.1	Strategy: non-executive directors should constructively challenge and contribute to the development of strategy;

6.2	Performance: non-executive directors should scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

6.3	Risk: non-executive directors should satisfy themselves that financial information is accurate and that financial controls and systems of risk management are robust and defensible; and

6.4	People: non-executive directors are responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing, and where necessary removing, senior management and in succession planning.

7.	Your overall role will be to bring an objectivity and independence of view to the Board’s discussions, to help the Board provide the Group with effective leadership, as well as ensuring the continuing effectiveness of the management team and high standards of financial probity and corporate governance, and to suggest, advise on and monitor matters relating to the business of the Company. You shall act in good faith and exercise all reasonable skill and care in the performance of your duties. You must at all times comply with your duties as a director, the combined code and the statement of best practice on the role and duties of directors by the institutional shareholders committee.

8.	You will return all property and documents of the Company or any Group Company in your possession on the expiry or termination of this appointment and will delete permanently from any computer or device owned by you or over which you have control (including any personal computer, laptop computer, computer server, computer network, personal digital assistant, mobile telephone, memory, disk or any other storage medium) information relating to the Company or any Group Company or any duties or work you have carried out for the Company or any Group Company.

9.	You will be entitled to payment for your services as a non-executive director at the rate of £20,000 such fee to accrue from day to day and to be payable quarterly in arrears, subject to the deduction of tax and National Insurance contributions as required by law. You will not participate in any Group bonus schemes or in any other benefit in kind arrangements of the Group, nor will you be entitled to any compensation for loss of office.

10.	In addition, you will be entitled to be repaid all travel and other reasonable expenses in line with the company’s expense policy properly incurred in connection with your duties as non-executive director, provided that you provide evidence of payment.

11.	You hereby indemnify the Company in respect of any claims or demands that may be made by the relevant authorities against the Company in respect of income tax or National Insurance Contributions relating to your work for the Company together with all costs, expenses, interest and demands that may be incurred by the Company in connection with such claims or demands.

12.	The Company will continue with any directors’ and officers’ liability insurance already in place for your benefit. Your participation in such insurance is subject always to the terms, conditions and limitations of such insurance cover, a copy of which can be obtained from the Company Secretary.

13.	As a non-executive director, you will have the general fiduciary duties and the duty of skill and care expected of every director, and will attend periodic Board meetings and/or the meetings of such committee(s) to which you may be appointed a member unless you are too ill to attend or your absence has otherwise been excused. You will also be expected to devote appropriate preparation time ahead of such meetings. In carrying out your duties, you shall have particular regard to the Articles of Association of the Company from time to time in force and any specific authority delegated by the Board.

14.	During the term of your appointment you may not (except with the prior sanction of a resolution of the Board) be directly or indirectly employed, engaged, concerned or interested in, or hold any office in, any business or undertaking which competes with any of the businesses of the Group. However, this shall not prohibit you from holding (directly or through nominees) investments listed or admitted to trading on the Official List of the United Kingdom Listing Authority (“UKLA”) or in the Alternative Investment Market of the London Stock Exchange Plc (“AlM”) or on any other recognised investment exchange so long as you do not hold more than 5 per cent of the issued shares or other securities of any class of any one company without the prior sanction of a resolution of the Board.

15.	During the course of your appointment you may have access to and become familiar with various secret and confidential information of the Company as set out in this paragraph. You must not at any time whether before or after the termination of your appointment with the Company disclose to any person firm company or organisation whatsoever nor use, print, publish or make use of any secret or confidential information, matter or thing relating to the Company or the business thereof except in the proper performance of your duties or with the prior written consent of the Board or as required by law. For the purposes of this paragraph, confidential information shall include but not be limited to customer accounts, global and regional operations, investment strategies and projects, trade secrets, inventions, designs, formulae, financial information, technical information, marketing information, and lists of customers.

16.	Both during the term of your appointment and after its termination you will observe the obligations of confidentiality which are attendant on the office of director. In particular, save in the proper performance of your duties, you will not make use or disclose to any person any Confidential Information and will use your best endeavours to ensure that no other person improperly makes use of or discloses such Confidential Information.

17.	If applicable, you will be obliged at all times to comply both with the technical requirements and with the spirit of the Model Code of the UKLA related to directors’

dealings together with any share dealing rules adopted from time to time by the Company. The Code is separate from the insider dealing provisions contained in Part V of the Criminal Justice Act 1993 and from the market abuse provisions contained in section 118 of the Financial Services and Markets Act 2000, as amended from time to time and you may not at any time enter into any transaction which contravenes those Acts irrespective of whether this should also breach the Code.

18.	You will comply with all lawful and reasonable directions of the Board and all rules and regulations of the Company, including without limitation, regulations with respect to confidentiality, dealings in shares and notifications required to be made by a director to the Company or any relevant regulatory body, whether under the Companies Acts, the Articles or otherwise. You will be required to accept responsibility publicly and, where necessary, in writing, for matters relating to the Company and the Group:

18.1	when required to do so by the Companies Acts, the Financial Services and Markets Act 2000 or other relevant legislation;

18.2	when required to do so by the rules or practice of the London Stock Exchange (as applicable);

18.3	when required to do so by the City Code on Takeovers and Mergers or the AIM Rules for Companies (as applicable); and

18.4	in any event, in the terms set out in the Statement of Adherence to Directors’ Responsibilities which will be printed in the Company’s Report and Accounts.

19.	Nothing in this letter is deemed to make you an employee of the Company.

20.	By signing this letter you consent to the Company holding and processing information about you for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) including, as appropriate:

20.1	information about your physical or mental health or condition in order to monitor sick leave and take decisions as to your fitness for work; or

20.2	your racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation; or

20.3	information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

You consent to the Company making such information available to any Group Company, those who provide products or services to the Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which you work. You also consent to the transfer of such information to the Company’s business contacts outside the European Economic Area in order to further its business interests.

21.	Any reference in this agreement to:-

21.1	“the Board” shall mean the Board of Directors of the Company from time to time or any director or any committee of the Board duly appointed by it to act on its behalf;

21.2	“Code” means the City Code on Takeovers and Mergers issued from time to time by or on behalf of the Panel;

21.3	“the Companies Acts” means every statute from time to time in force concerning companies insofar as it applies to the Company and/or any Group Company;

21.4	“Completion” shall mean the date upon which shares in the Company are admitted to trading on the Official List of the United Kingdom Listing Authority (“UKLA”) or in the AIM Market of the London Stock Exchange Plc (“AlM”);

21.5	“Confidential Information” shall include information concerning the Company’s (and any Group Company’s):

(a)	finances, business transactions, research activities, dealings and affairs and prospective business transactions;

(b)	customers, including, without limitation, customer lists, customer identities and customer requirements;

(c)	existing and planned product lines, price lists and pricing structures (including, without limitation, discounts, special prices or special contract terms offered to or agreed with customers);

(d)	the technology or methodology associated with the concepts, products and services of any company in the Group;

(e)	business plans and sales and marketing information, plans and strategies;

(f)	computer systems, source codes and software;

(g)	the rights in all Intellectual Property;

(h)	directors, officers, employees and shareholders; and

(i)	the identities or lists of suppliers, licensors, licensees, agents, distributors or contractors (both current and those who were customers, suppliers, licensors, licensees, agents, distributors or contractors during the previous two years) of any company in the Group;

21.6	“Group” means Summit Corporation plc any company or corporation which is a holding company for the time being of Summit Corporation plc, or a subsidiary for the time being of Summit Corporation plc or of any such holding company (“holding company” and “subsidiary” having the meanings set out in section 1159, Companies Act 2006 as amended), or any company which is designated as being within the Group by the directors of the Board of the Company; and

21.7	“Group Company” means a company within the Group (as defined above).

22.	The terms of this letter shall be governed by and construed in accordance with English law and the English Courts shall have exclusive jurisdiction for all matters arising under it.

23.	This agreement may be executed in two or more counterparts and the counterparts shall together constitute one agreement provided that each party has executed one or more counterparts.

Kindly confirm your agreement to the terms set out above by signing the endorsement on the enclosed copy of this letter and returning the copy to me at the above address.

EXECUTED and DELIVERED	)
as a DEED by Summit Corporation plc	)
acting by:	)
/s/ Glyn Edwards
Director/Chief Executive Officer

/s/ Raymond Spencer
Chief Financial officer
EXECUTED and DELIVERED	)
as a DEED by Dr Frank Armstrong	) /s/ Frank Armstrong

in the presence of:

Signature of witness	/s/ Christopher Armstrong

Print name of witness	Christopher Scott Armstrong

Print address of witness	[**]

[**]

Print occupation of witness	Lawyer